Exhibit 3.12

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

POTLATCH RETAINCO LLC

It is hereby certified that:

1. The name of the limited liability company is:

Potlatch RetainCo LLC

2. The Certificate of Formation of the limited liability company is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is:

Potlatch Land & Lumber, LLC

Executed on October 1, 2008

By	/s/ Pamela A. Mull
Pamela A. Mull
Authorized Person